EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

WebEx Communications, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-61652 and 333-47892) on Form S-8 and (No. 333-67580) on Form S-3 of WebEx Communications, Inc. of our report dated February 4, 2003, relating to the consolidated balance sheets of WebEx Communications, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2002 which report appears in the December 31, 2002, annual report on Form 10-K of WebEx Communications, Inc.

/s/    KPMG LLP

Mountain View, California

March 27, 2003